Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
Nanosphere Announces First Quarter 2010 Results
NORTHBROOK, Ill., May 6, 2010 — Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the first quarter ended March 31, 2010.
Revenues for the first quarter of 2010 were $0.8 million compared to $0.3 million for the first quarter of 2009 and $0.8 for the fourth quarter of 2009. Product sales were $0.4 million for the first quarter of 2010 as compared to $0.3 million for the 2009 first quarter. Revenues for the first quarter of 2010 included $0.4 million of service revenue related primarily to the assay development contracts with a major pharmaceutical company. Net loss was $8.6 million for the first quarter of 2010 as compared with $8.2 million for the same period in 2009. Cash at the end of the first quarter of 2010 was $67.3 million.
“We continue to make progress expanding the Verigene System test menu for infectious disease, human genetics, pharmacogenetics and protein assays. These tests will increase the applicability of the Verigene System and will generate increased customer placements and utilization,” said William Moffitt, Nanosphere’s president and chief executive officer.
For the first quarter of 2010, research and development expenses declined to $4.4 million from $4.8 million in the first quarter of 2009. The $0.4 million reduction in research and development expenses resulted from the completion of prototype material investments for the Verigene SP.
Sales, general and administrative expenses increased from $3.1 million for the first quarter of 2009 to $4.1 million for the first quarter of 2010. The $1.0 million increase in sales, general and administrative expenses for the first quarter of 2010 was driven by a $0.7 million increase in non-cash share-based compensation.
Conference Call Details
The company will hold a live conference call and webcast for investors on Thursday, May 6, 2010 at 10:00 A.M., Eastern Time. The teleconference can be accessed by dialing 888-713-4209 (U.S./Canada) or 617-213-4863 (international), participant code 67667674. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through May 13, 2010 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 66341372, or on the company’s website.

About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
Chief Financial Officer
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Ed Orgon, 212-681-1700
ed@torrenzano.com

Nanosphere, Inc.
Statements of Operations
(Unaudited)

	Three Month Periods Ended March 31,
	2010	2009

REVENUE:
Grant and contract revenue	$380,285	$—
Product sales	445,542	255,225

Total revenue	825,827	255,225
COSTS AND EXPENSES:
Cost of sales	725,198	310,171
Research and development	4,412,949	4,800,252
Sales, general, and administrative	4,104,004	3,126,865

Total costs and expenses	9,242,151	8,237,288

Loss from operations	(8,416,324)	(7,982,063)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	10,628	(274)
Interest expense	(163,982)	(398,922)
Interest income	18,649	187,786

Total other expense	(134,705)	(211,410)

NET LOSS	$(8,551,029)	$(8,193,473)

Net loss per common share — basic and diluted	$(0.31)	$(0.37)
Weighted average number of common shares outstanding — basic and diluted	27,752,979	22,228,696

Nanosphere, Inc.
Condensed Balance Sheets
(Unaudited)

	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$67,304,962	$76,689,279
Other current assets	4,645,882	4,050,278

Total current assets	71,950,844	80,739,557
Net property and equipment	6,082,410	6,144,555
Intangible assets — net of accumulated amortization	1,533,056	1,709,842
Other assets	75,000	75,000

Total assets	$79,641,310	$88,668,954

Current liabilities	$7,551,588	$9,586,956
Total stockholders’ equity	72,089,722	79,081,998

Total liabilities and stockholders’ equity	$79,641,310	$88,668,954